EXHIBIT 99.1
Press Release	Source: MobilePro Corp.

MobilePro Awarded Major Contract for City-Wide Wireless Services in Tempe, Ariz.

Friday April 22, 9:13 am ET

- Company and Its WazAlliance Service Partners to Provide Hot Zone Service, DSL Alternative to Residents and Businesses

BETHESDA, Md., April 22 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today that the company has been awarded a contract to deploy and manage a city-wide wireless network covering the complete 40-square-mile area of Tempe, Ariz.

(Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO )

The network, known as WazTempe, will be able to reach Tempe's more than 65,000 households, 1,100 businesses, 50,000 students and hundreds of thousands of annual visitors. Additionally, it will provide municipal services to Tempe police, fire, emergency and city/Arizona State University personnel. The network will use the 2.4GHz (11b, 11g) and 5.xGHz (11a) bands, and, when available, the 4.9GHz (Muni) band and Wi-Max.

MobilePro said it believes that this first-of-its-kind wireless community- wide network will be a logical and cost-effective alternative to residential dial-up. It will also provide the speed and mobility to be an alternative and/or complement to DSL and cable. Subscribers will be able to select from services ranging from a low-cost dial-up alternative to high-speed services capable of accommodating demanding residential and business customers. The network will also offer prioritized service, VPN and quality of service add-on capabilities with nomadic service in hot spots/hot zones nationwide. Customers will therefore be able to enjoy a combination of voice-over-Wi-Fi, video and data to their fixed home/business networks, or while roaming the city's many outdoor and hospitality venues.

The five-year contract was awarded Thursday evening by the Tempe City Council. The award is subject to the execution of a final written contract between the city and MobilePro and will include the option for two five-year extensions.

The city said its request for proposal was sent to 113 potential vendors, a number of which responded, including America Online, Inc. (AOL). MobilePro's response was ranked the highest by an evaluation panel that judged the MobilePro network's technical capabilities and the services offered by the company and its service partners. This panel recommended to the city council that MobilePro be selected. The project will be managed by MobilePro's wholly owned Neoreach Wireless Division.

MobilePro CEO Jay Wright said, "This is an enormously important accomplishment toward our goal of becoming a leader in carrier-owned-and- operated metro Wi-Fi/Wi-Max deployments. The selection of MobilePro underscores our belief that our network is more robust than that of other metro wireless systems. A number of prominent national ISPs have agreed to offer services using our wireless network to reach new and prospective customers. Our solution complies with the city's request for a standards-based network and the spirit of an openly accessible network."

Bruce Sanguinetti, CEO of MobilePro's Neoreach Wireless division, said, "This is a major step in building our brand and network nationwide. This award validates not only our technology, but also our ability to deliver outstanding wireless broadband service to an entire city. We believe that this award will help us obtain additional city-wide contracts for wireless services in other parts of the United States and opens an extremely promising new growth opportunity to compete against and/or complement cable and DSL services."

MobilePro said its service for Tempe will include:

* Residential service providing fixed and mobile service with speeds equal to or greater than DSL/cable;

* Special access for Tempe city employees and students and faculty at Arizona State University;

* City-wide multi-band Wi-Fi network services for municipal vehicles and personnel;

* Prioritized public safety multi-band services;

* Enterprise service providing in-building and outdoor nomadic access to the Internet;

* Hotel/resort service providing in-room, conference room, hotel open space and city of Tempe coverage;

* Retail service;
* Event service;
* Public transportation providing service to riders; and
* Specialty service for schools, universities and similar facilities.

Earlier this month, MobilePro announced that its Neoreach Division had launched a pilot project to set up a wireless hot zone in Chandler, Ariz., a suburb of Phoenix.

The pilot will encompass the historic downtown area of Chandler, including indoor and outdoor coverage of the historic San Marcos Hotel. If fully deployed, the network would cover the entire city of Chandler and would be one of the largest carrier-owned-and-operated metro Wi-Fi projects in the United States. The project, known locally as WazChandler, is being conducted in partnership with the WazAlliance, Cox Cable and other major ISPs, who together will offer service provider "freedom of choice" to the City of Chandler as well as to the city's businesses, residents and visitors.
About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, Md. The company is focused on creating shareholder value by developing and deploying wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO Jay Wright at (301) 315-9040 or by e-mail at jwright22@closecall.com . For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com . Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com . An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com .

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-K for the fiscal year ended March 31, 2004 and its Form 10-Q for the quarters ended June 30, 2004, September 30, 2004 and December 31, 2004 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.

Source: MobilePro Corp.